APPOINTMENT OF AND ACCEPTANCE BY
                     SUCCESSOR REMARKETING AGENT


$4,152,600
The Industrial Development Authority
of the County of Pima
Multifamily Housing Revenue Refunding Bonds
Series 1989D



The Industrial Development Authority
  of the County of Pima
Tucson, Arizona

      First Bank National Association (the "Trustee"), pursuant to that Trust Indenture dated as of October 1, 1989, as amended by a First Supplemental Trust Indenture dated January 1, 1993 (together, the "Indenture"), providing for the issuance of the above-referenced bonds (the "Bonds") hereby appoints Miller & Schroeder Financial, Inc., ("Miller & Schroeder") as successor Remarketing Agent under Section 3.04 of the Indenture, such appointment being effective as of September 23, 1994. The Trustee hereby requests Miller & Schroeder to acknowledge by the signature of its authorized officer below, and Miller & Schroeder does hereby so acknowledge (i) that it assumes the rights and obligations of Remarketing Agent under the Indenture (but only to the extent necessary to reset the interest rate on the Bonds at a Remarketing Rate, as defined in the Indenture), (ii) that there are no fees due and owing to Miller & Schroeder, as Remarketing Agent which have not been paid or duly provided for, (iii) that it is a member of the National Association of Securities Dealers, Inc., (iv) that it has a capitalization of at least $25,000,000, and (v) that it is authorized by law to perform all the duties imposed upon it as Remarketing Agent under the Indenture.


                            FIRST BANK NATIONAL ASSOCIATION,  as Trustee



                                 By
                                      Authorized Representative


ACCEPTED:  _____________, 1994

MILLER & SCHROEDER FINANCIAL, INC.,
as Remarketing Agent



By
Title